Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers.  2-85849, 333-118789 and 333-187821) of Nature Vision, Inc. (the Company) of our report dated March 27, 2009, which report contains an unqualified opinion and an explanatory paragraph expressing substantial doubt about the ability of the Company to continue as a going concern and which appears on page F-1 of this annual report on Form 10-K for the year ended December 31, 2008.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, MN
March 27, 2009